State of Delaware

Secretary of State

Division of Corporations

Delivered 04:02 PM 12/15/2021

FILED 04:02 PM 12/15/2021

SR 20214107264 - File umber 4471633

STATE OF DELAWARE

CERTIFICATE O

F AMENDMENT

OF CERTIFICATE OF

INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

METROSPACES, INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate oflncorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article VI” so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which the corporation shall have authority to issue is 36,210,000,000 of which 36,200,000,000 shares shall be common stock, par value

$0.000001 per share, and 10,000,000 shares shall be preferred stock, par value $0.000001 per share.

Each holder of the common stock of the corporation shall be entitled to one vote for every share of common Stock outstanding in its name on the books of the corporation. Shares of preferred stock of the corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors of the corporation prior to the issuance of any shares thereof. Each such class or series of preferred stock shall have such voting powers, full or limited, .or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of preferred stock as may be adopted from time by the corporation’s board of directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. The corporation’s prior Certificates of Designation on file with the State of Delaware for such classes or series of preferred stock, as they may have been amended, are hereby retained and ratified.

SECOND: That thereafter, pursuant to resolution ofits Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 9th day of December, 2021.

By:	ls/Oscar Brito
Authorized Officer

Title:	_-=C=E-=O;

Name:	Oscar A Brito
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